Exhibit 10.3
JO-ANN STORES, INC.
SUPPLEMENTAL RETIREMENT BENEFIT PLAN
(As Amended and Restated)
(formerly known as the FABRI-CENTERS OF AMERICA, INC.
SUPPLEMENTAL RETIREMENT BENEFIT PLAN)

JO-ANN STORES, INC.
SUPPLEMENTAL RETIREMENT BENEFIT PLAN
     Jo-Ann Stores, Inc. established this supplemental retirement benefit plan effective April 1, 1979 for the purpose of supplementing the retirement benefits of certain officers and other management employees who are selected to participate in the Plan in accordance with the terms of this instrument.
     The terms of this Plan as stated herein shall apply to all amounts deferred under the Plan and shall be interpreted and applied at all times in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and guidance issued thereunder. No amounts shall be subject to “grandfathering” treatment, even if such amounts were deferred and vested under the Plan before January 1, 2005.
     The Plan is hereby amended and restated as of January 1, 2005 (except as otherwise specifically set forth herein):
ARTICLE I.
DEFINITIONS
     For the purpose hereof, the following words and phrases shall have the meanings indicated, unless a different meaning clearly is required by the context:
     1. “Affiliate” shall mean each corporation or other entity with whom the Company would be considered a single employer under Code Sections 414(b) and 414(c), except that in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Code Sections 1563(a)(1), (2) and (3), and in applying Treas. Regs. Sec. 1.414(c)-2 for purposes of determining a controlled group of trades or businesses under Code Section 414(c), the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Treas. Regs. Sec. 1.414(c)-2.
     2. The “Beneficiary” of a Participant or retired Participant means the person or persons who shall have been designated by him from time to time in a writing signed by him and delivered to the Company. In the event the Participant fails to designate a beneficiary or his or her designated Beneficiary predeceases the Participant, then any benefits hereunder shall be payable to the following “default” beneficiaries of the Participant (determined at the time of payment) in the following order of priority: (a) the Participant’s surviving spouse known to the Committee, if any; (b) the Participant’s living children known to the Committee in equal shares; (c) the Participant’s living parents known to the Committee in equal shares; (d) the Participant’s surviving siblings known to the Committee in equal shares; or (e) the beneficiary’s estate for distribution in accordance with the terms of the beneficiary’s last will and testament or as a court of competent jurisdiction shall determine.
     3. “Board of Directors” or “Board” shall mean the Board of Directors of the Company or any committee thereof authorized to act on behalf of the Board.

     4. “Cause” means the occurrence of any one of the following:
(a)	The willful and continued failure by the Participant to substantially perform his or her normal duties (other than any such failure resulting from an injury or illness of the Participant resulting in payments under the Company’s group disability program), after a written demand for substantial performance is delivered to the Participant that specifically identifies the manner in which the Committee believes that the Participant has not substantially performed his or her duties, and the Participant has failed to remedy the situation within thirty (30) business days of receiving such notice;

(b)	The Participant’s conviction for committing, plea of nolo contendere regarding, or an admission to the Company of, an act of fraud, embezzlement, theft, or other criminal act constituting a felony;

(c)	The willful engaging by the Participant in gross negligence materially and demonstrably injurious to the Company; or

(d)	The willful engaging by the Participant, in an act of disloyalty to the Company.
However, no act or failure on the Participant’s part shall be considered “willful” unless done or omitted to be done by the Participant not in good faith and without reasonable belief that his or her action or omission was not in or not opposed to the best interests of the Company.
     5. “Change in Control” of the Company shall be deemed to have occurred if:
(a)	any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company;

(b)	any one person, or more than one person acting as a group, acquires (or has acquired during a 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company;

(c)	a majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election; or

(d)	any one person, or more than one person acting as a group, acquires (or has acquired during a 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.
     6. “Code” means the Internal Revenue Code of 1986, as amended.
     7. “Committee” means the Compensation Committee of the Company’s Board of Directors, or any other committee appointed by the Company’s Board of Directors to perform functions of the Compensation Committee.
     8. “Company” means Jo-Ann Stores, Inc., an Ohio Corporation, its corporate successors, the surviving corporation resulting from any merger or consolidation of Jo-Stores, Inc. with any other corporation or corporations.
     9. “Early Retirement” means the Participant’s Separation from Service, other than on account of Retirement, death, Total Disability or for Cause, after he: (a) has been employed by the Company for at least twenty (20) years; or (b) has been employed by the Company for at least ten (10) years and has attained age fifty-five (55).
     10. “Employee” means any salaried employee of the Company whose principal responsibilities are executive or managerial, who may or may not be an officer of the Company or a member of its Board of Directors.
     11. “Employer” means the Company and any Affiliate.
     12. “Maximum Supplemental Retirement Benefit Amount” for each Participant shall be the amount determined by the Board of Directors for such Participant upon his or her selection as a Participant or such greater amount as the Board of Directors may from time to time determine. The Company shall maintain a Schedule in connection with this Plan on which shall be set forth the name of each Participant and, opposite his or her name, his or her Maximum Supplemental Retirement Benefit Amount.
     13. “Participant” means any Employee who is selected from time to time by the Beard of Directors of the Company to participate in the Plan,
     14. “Plan” means the supplemental retirement benefit plan as set forth herein, together with all amendments thereto, which Plan shall be called the “Jo-Ann Stores, Inc. Supplemental Retirement Benefit Plan”.
     15. “Retirement” means the Participant’s Separation from Service, other than on account of Early Retirement, death, Total Disability or for Cause, on or after the date he or she attains age sixty-five (65).
     16. “Separation from Service” means the Participant has a termination of employment with the Employer. Whether a termination of employment has occurred shall be determined based on whether the facts and circumstances indicate the Participant and the Employer reasonably anticipate that no further services will be performed by the Participant for the Employer; provided, however, that a Participant shall be deemed to have a termination of employment if the level of services he or she would perform for the Employer after a certain date permanently decreases to no more than twenty percent (20%) of the average level of bona fide services performed for the Employer (whether as an employee or independent contractor) over the immediately preceding thirty-six (36)-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer for less than thirty-six (36) months). For this purpose, a Participant is not treated as having a Separation from Service while he or she is on a military leave, sick leave, or other bona fide leave of absence, if the period of such leave does not exceed six (6) months, or if longer, so long as the Participant has a right to reemployment with the Employer under an applicable statute or by contract.
     17. “Specified Employee” means any Participant who is an officer of the Company.
     18. “Total Disability” means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
ARTICLE II.
SUPPLEMENTAL NORMAL RETIREMENT BENEFITS
     1. Eligibility. A Participant shall be eligible for a supplemental normal retirement benefit upon his or her Retirement.
     2. Amount of Payment. The supplemental normal retirement benefit of a Participant who is eligible therefor under this Article II shall be an amount equal to his or her Maximum Supplemental Retirement Benefit Amount (reduced by the total of any amounts previously received by the Participant as supplemental disability retirement benefit payments under Article IV of the Plan) and shall be payable in one hundred and eighty (180) equal consecutive monthly installments. Monthly supplemental normal retirement benefits shall be paid to the retired Participant commencing with the month following the month of his or her Retirement, and shall be payable monthly thereafter during the remainder of such one hundred and eighty (180)-month term. Notwithstanding the preceding, in the event the Participant is a Specified Employee upon his or her Retirement, the first six (6) monthly installments under this Article II shall be paid in a lump sum in the seventh (7th) month following the month of his or her Retirement (along with the seventh (7th) monthly installment), and remaining monthly installments shall be payable monthly thereafter during the remainder of such one hundred and eighty (180)-month term.
ARTICLE III.
SUPPLEMENTAL EARLY RETIREMENT BENEFITS
     1. Eligibility. A Participant shall be eligible for a supplemental early retirement benefit upon his or her Early Retirement.
     2. Amount and Payment. The supplemental early retirement benefit of a Participant who is eligible therefor under this Article III shall be an amount equal to his or her Maximum Supplemental Retirement Benefit Amount (reduced by the total of any amounts previously received by the Participant as supplemental disability retirement benefit payments under Article

IV of the Plan) reduced by five percent (5%) for each full year by which the Participant’s Early Retirement precedes the date on which the Participant attains age sixty-six (66); provided, however, that such reduction shall not exceed fifty percent (50%). Payment of a supplemental early retirement benefit shall be made in the same manner as a supplemental normal retirement benefit commencing with the month following the month in which the Participant attains age sixty-five (65); provided, however, that if the Participant is a Specified Employee upon his or her Early Retirement, in no event shall any payment be made earlier than six (6) months following the Participant’s Early Retirement. In the event any monthly payment is delayed under the preceding sentence with respect to a Participant who is a Specified Employee, such payment or payments shall be paid in a lump sum in the seventh (7th) month following the month of his or her Early Retirement (along with the normal installment for that month), and remaining monthly installments shall be payable monthly thereafter during the remainder of such one hundred and eighty (180)-month term.
ARTICLE IV.
SUPPLEMENTAL DISABILITY RETIREMENT BENEFITS
     1. Eligibility. A Participant shall be eligible for a supplemental disability retirement benefit upon his or her Total Disability.
     2. Amount and Payment. The supplemental disability retirement benefit of a Participant who is eligible therefor under this Article IV shall be an amount equal to his or her Maximum Supplemental Retirement Benefit Amount and shall be payable in two hundred and forty (240) equal consecutive monthly installments. Monthly supplemental disability retirement benefits shall be paid to such Participant commencing with the month following the month in which the Total Disability occurs and shall be payable monthly thereafter until the earlier of: (a) the Participant’s recovery from the Total Disability prior to age sixty-five (65), or (b) the two hundred and fortieth (240th) monthly supplemental disability retirement benefit payment is made.
     3. Proof of Total Disability. The Company may require, to its satisfaction, certification of a Participant’s Total Disability from a physician acceptable to the Company: (a) before any supplemental disability retirement benefit payments are made under this Article IV and (b) from time to time in the event payment of the supplemental disability retirement benefit commences prior to the Participant’s attainment of age sixty-five (65).
     4. Recovery. In the event a Participant recovers from Total Disability prior to his or her attainment of age sixty-five (65) and before the two hundred and fortieth (240th) supplemental monthly disability retirement benefit payment is made, such payments shall cease. If, following such recovery, the Participant returns to the employ of the Company and subsequently again becomes Totally Disabled, the monthly supplemental disability retirement benefit payments shall resume and continue until a total of two hundred and forty (240) such payments have been made in connection with all periods during which the Participant was Totally Disabled.

ARTICLE V.
DEATH BENEFITS
In the event the Participant dies after his or her Retirement, Early Retirement or Total Disability and before his or her benefits under Article II, III or IV, as applicable, have been fully paid, any remaining amounts shall be paid in a lump sum payment to his or her Beneficiary within thirty (30) days of the Participant’s death.
ARTICLE VI.
FORFEITURE
     The right of any Participant to a benefit hereunder will be forfeited or, if payment thereof has begun, all further payments, whether to a Participant or to any person claiming under or through him, will be discounted and forfeited in the event:
     1. such Participant is discharged for Cause;
     2. such Participant wrongfully discloses any secret process or trade secret of the Company or any of its subsidiaries;
     3. such Participant engages, either directly or indirectly, as an officer, trustee, employee, consultant, partner, or substantial shareholder, on his or her own account or in any other capacity, in a business venture at any time prior to the expiration of ten (10) years following his or her attainment of age sixty-five (65), which the Company’s Board of Directors reasonably determines to be competitive with the Company to a degree materially contrary to the Company’s best interests; or
     4. it is discovered following termination of such Participant’s employment with the Company that in connection with his or her employment such Participant committed acts constituting grounds for discharge for Cause.
ARTICLE VII.
ADMINISTRATION
     1. General. The Committee is responsible for the administration of the Plan and is granted the following rights and duties:
(a)	The Committee shall have the exclusive duty, authority and discretion to interpret and construe the provisions of the Plan, to determine eligibility for and the amount of any benefit payable under the Plan, and to decide any dispute which may rise regarding the rights of Participants (or their beneficiaries) under this Plan;

(b)	The Committee shall have the authority to adopt, alter, and repeal such administrative rules, regulations, and practices governing the operation of the Plan as it shall from time to time deem advisable;

(c)	The Committee may appoint a person or persons to act on behalf of, or to assist, the Committee in the administration of the Plan, establishment of forms (including electronic forms) desirable for Plan operation, and such other matters as the Committee deems necessary or appropriate;

(d)	The decision of the Committee in matters pertaining to this Plan shall be final, binding, and conclusive upon the Company, any Affiliate, the Participant, the Participant’s beneficiary, and upon any person affected by such decision, subject to the claims procedure set forth in Article VIII; and

(e)	In any matter relating solely to a Committee member’s individual rights or benefits under this Plan, such Committee member shall not participate in any Committee proceeding pertaining to, or vote on, such matter.
     2. Allocation and Delegation of Duties.
(a)	The Committee shall have the authority to allocate, from time to time, by instrument in writing filed in its records, all or any part of its respective responsibilities under the Plan to one or more of its members as may be deemed advisable, and in the same manner to revoke such allocation of responsibilities. In the exercise of such allocated responsibilities, any action of the member to whom responsibilities are allocated shall have the same force and effect for all purposes hereunder as if such action had been taken by the Committee. The Committee shall not be liable for any acts or omissions of such member. The member to whom responsibilities have been allocated shall periodically report to the Committee concerning the discharge of the allocated responsibilities.

(b)	The Committee shall have the authority to delegate, from time to time, by written instrument filed in its records, all or any part of its responsibilities under the Plan to such person or persons as the Committee may deem advisable (and may authorize such person to delegate such responsibilities to such other person or persons as the Committee shall authorize) and in the same manner to revoke any such delegation of responsibility. Any action of the delegate in the exercise of such delegated responsibilities shall have the same force and effect for all purposes hereunder as if such action had been taken by the Committee. The Committee shall not be liable for any acts or omissions of any such delegate. The delegate shall periodically report to the Committee concerning the discharge of the delegated responsibilities.
ARTICLE VIII.
CLAIMS PROCEDURE
     1. General. A Participant or Beneficiary (“claimant”) who believes he or she is entitled to Plan benefits which have not been paid may file a written claim for benefits with the Committee within one (1) year of the Participant’s Separation from Service. If any such claim is not filed within one (1) year of the Participant’s Separation from Service, neither the Plan nor the Company or any Affiliate shall have any obligation to pay the disputed benefit and the claimant shall have no further rights under the Plan. If a timely claim for a Plan benefit is wholly or partially denied, notice of the decision will be furnished to the claimant by the Committee within a reasonable period of time, not to exceed sixty (60) days (or forty-five (45) days in the event of a claim involving a Total Disability determination), after receipt of the claim by the Committee. The Committee may extend the initial period up to any additional sixty (60) days (or thirty (30) days, in the case of a claim involving a Total Disability determination), provided the Committee determines that the extension is necessary due to matters beyond the Plan’s control and the claimant is notified of the extension before the end of the initial 60-day (or, as applicable, 45-day) period and the date by which the Committee expects to render a decision. (In the case of a claim involving a Total Disability determination, the Committee may extend this period for an additional thirty (30) days if the claimant is notified of the extension before the end of the initial 30-day extension.) Any claimant who is denied a claim for benefits will be furnished written notice setting forth:
(a)	the specific reason or reasons for the denial;

(b)	specific reference to the pertinent Plan provision upon which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim; and

(d)	an explanation of the Plan’s appeals procedure.
     2. Appeals Procedure. To appeal a denial of a claim, a claimant or the claimant’s duly authorized representative:
(a)	may request a review by written application to the Committee not later than sixty (60) days (or one-hundred eighty (180) days in the case of a claim involving a Total Disability determination) after receipt by the claimant of the written notification of denial of a claim;

(b)	may review pertinent documents; and

(c)	may submit issues and comments in writing.
A decision on review of a denied claim will be made by the Committee not later than sixty (60) days (or forty-five (45) days in the event of a claim involving a Total Disability determination) after receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered within a reasonable period of time, but not later than one hundred twenty (120) days (or ninety (90) days in the event of a claim involving a Total Disability determination) after receipt of a request for review. The decision on review will be in writing and shall include the specific reasons for the denial and the specific references to the pertinent Plan provisions on which the decision is based.

ARTICLE IX.
AMENDMENT AND TERMINATION
     The Company reserves the right to amend or terminate the Plan at any time by action of its Board of Directors; provided, however, that no such action shall adversely affect any individual who is a Participant under the Plan prior to such amendment or termination or any Participant or Beneficiary who is receiving supplemental retirement benefit payments hereunder.
     Notwithstanding the preceding, the Company may, by action of its Board of Directors, within the thirty (30) days preceding or twelve (12) months following a Change in Control, partially terminate the Plan and distribute benefits to all affected Participants within twelve (12) months after such action, provided that all plans sponsored by the service recipient immediately after the Change in Control (which are required to be aggregated with this Plan pursuant to Code Section 409A) are also terminated and liquidated with respect to each affected Participant.
ARTICLE X.
MISCELLANEOUS
     1. Non-Alienation of Rights or Benefits. Neither the Participant nor any Beneficiary shall encumber or dispose of his or her right to receive any payments hereunder, which payments or the right thereto are expressly declared to be non-assignable and nontransferable. If a Participant or Beneficiary without the written consent of the Company attempts to assign, transfer, alienate or encumber his or her right to receive any payment hereunder or permits the same to be subject to alienation, garnishment, attachment, execution or levy of any kind, then thereafter during the life of such Participant or of such Beneficiary, as the case may be, and also during any period in which any Participant’s Beneficiary is incapable in the judgment of the Company of attending to his or her financial affairs, any payment which the Company is required to make hereunder may be made, in the discretion of the Company, directly to such Participant or to such Beneficiary or to any other person for his or her use or benefit or that of his or her dependents, if any, including any person furnishing goods or services to or for his or her use or benefit or the use or benefit of his or her dependents, if any. Each such payment may be made without the intervention of a guardian, the receipt of the payee shall constitute a complete acquittance to the Company with respect thereto, and the Company shall have no responsibility for the proper application thereof.
     2. No Death Benefit. No benefits shall be payable under this Plan in the event a Participant dies prior to his or her Retirement, Early Retirement or Total Disability.
     3. Plan Non-Contractual. Nothing herein contained shall be construed as a commitment or agreement on the part of any person employed by the Company to continue his or her employment with the Company, and nothing herein contained shall be construed as a commitment on the part of the Company to continue the employment or the annual rate of compensation of any such person for any period, and all participants shall remain subject to discharge to the same extent as if this Plan has never been put into effect.
     4. Interest of Participant. The obligation of the Company under the Plan to provide the Participant with a supplemental retirement benefit merely constitutes the unsecured promise of the Company to make payments as provided herein, and neither any Participant nor any person claiming under or through any Participant shall have any interest in, or any lien or prior claim upon, the property of the Company.
     5. Claims of Other Persons. The provisions of this Plan shall in no event be construed as giving any person, firm or corporation, any legal or equitable right as against the Company, its officers, employees, or directors; except any such rights as are specifically provided for in the Plan or are hereafter treated in accordance with the terms and provisions of the Plan.
     6. Severability. The invalidity or unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and this Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted herefrom.
     7. Governing law. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Ohio to the extent not preempted by federal law.
     8. Successors and Assigns. This Plan and the obligations created hereunder shall be binding upon the Company and its successors and assigns:
     EXECUTED this 28th day of November, 2007, but effective as of January 1, 2005.

JO-ANN STORES, INC.
BY:	/s/ Darrell Webb
Darrell Webb, Chairman of the Board,
President and Chief Executive Officer